CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We consent to the use of our report dated May 6, 1999 on the financial statements and financial highlights of CornerCap Small-Cap Value Fund (formerly CornerCap Growth Fund) and our report dated May 6, 1999 on the financial statements and financial highlights of CornerCap Balanced Fund. Such financial statements and financial highlights appear in the 1999 Annual Report to Shareholders which is incorporated by reference in the Post-Effective Amendment to the Registration Statement on Form N-1A of CornerCap Group of Funds. We also consent to the references to our Firm in the Registration Statement and Prospectus.



                                         /s/ Tait, Weller & Baker
                                        TAIT, WELLER & BAKER


Philadelphia, Pennsylvania
May 12, 2000